Exhibit 10.5

AMENDMENT TO

THE SUN MICROSYSTEMS, INC.

U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Sun Microsystems, Inc. U.S. Non-Qualified Deferred Compensation Plan (the “Plan”), as originally effective as of July 1, 1995, and as most recently amended and restated effective June 30, 2003, is hereby further amended effective January 1, 2007 as follows:

1.	Section 7(b) is amended in its entirety to read as follows:

(b)        Investment of Accounts. The Investment Committee shall select two or more investment investment options to be made available to Participants for investment under the Plan. The Investment Committee may change, discontinue, or add to the investment options made available under the Plan at any time as determined by the Investment Committee in its sole discretion. A Participant (or Beneficiary following a Participant’s death) may select his or her investment options for new deferrals or for amounts already credited to his or her Account, once per month effective as of the first day of the following month and in such manner as the Investment Committee may specify.

2.	Section 11(a) is amended in its entirety to read as follows:

(a)        Distributions. In the event of a Participant’s death, the Participant’s Account balance shall be distributed to the Participant’s Beneficiary in three annual installments or, at the request of the Beneficiary and subject to the Administrator’s approval, in a single lump sum, commencing in either case as soon as reasonably practicable after the Participant’s death. If installment payments are made, the remaining Account balance (during the period of the installment payouts) shall continue to be credited with earnings and losses in the same manner as active Accounts.

If this amendment is deemed to be a “material modification” of the Plan which would cause amounts deferred under the Plan prior to January 1, 2005 to be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, then such amendment shall be null, void and without effect retroactive to January 1, 2007.

In Witness Whereof, Sun Microsystems, Inc. has caused this amendment to be executed on its behalf by its duly authorized representative.

Sun Microsystems, Inc.

Dated: November 2, 2006	By:	/s/ William N. MacGowan

Printed Name: William N. MacGowan

	Title:	Executive Vice President, People and Places
and Chief Human Resources Officer